UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 31, 2014

GREAT SOUTHERN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-18082	43-1524856
(State or other jurisdiction of incorporation)	(Commission File Number	I.R.S. Employer Identification No.)

1451 East Battlefield, Springfield, Missouri	65804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (417) 887-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

   Great Southern Bank, a wholly-owned subsidiary of Great Southern Bancorp, Inc. (NASDAQ:GSBC) has signed a definitive agreement with Boulevard Bank to acquire additional depository and loan customers serviced from Boulevard’s branch in St. Louis, Mo.  On January 14, 2014, Great Southern announced that it had reached a definitive agreement with Boulevard to acquire certain loan and depository accounts and two branches in Neosho, Mo. Subsequent to this announcement, approximately $39 million in depository accounts and $6 million in commercial loans serviced by Boulevard’s St. Louis branch became available. Great Southern will not obtain any branch locations or employees in St. Louis as part of this transaction and deposits are being assumed with no significant additional premium. The combined transactions represent approximately $104 million in deposits and $12 million in loans.  Both acquisitions are expected to be simultaneously completed in late March 2014, pending regulatory approval.

    Boulevard Bank customers in St. Louis should continue to bank as they always have until further notice. Important information about the acquisition will be mailed to customers in the coming days and weeks. Great Southern currently operates seven banking centers in the greater St. Louis area.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.

Date: January 31, 2014	By: /s/ Joseph W. Turner
Joseph W. Turner
President and Chief Executive Officer